Exhibit 10.24

MASTER SERVICES AGREEMENT

This Master Service Agreement (the "Agreement") is effective as of September 28, 2009, (the "Effective Date") by and between Horace Mann Service Corporation, an Illinois corporation (the "Company" or "Horace Mann") and Task Technologies, Inc, a Nevada corporation (the "Contractor").

RECITALS

Horace Mann provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions throughout the United States.

Contractor is engaged in the business of providing certain services, including but not limited to, Consulting Services. Horace Mann desires Contractor to provide such services to or on behalf of Horace Mann.

Contractor is willing to provide the services upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Horace Mann and Contractor covenant and agree as follows:

1.         DEFINITIONS.

The following capitalized terms shall have the meanings set forth below for all purposes of this Agreement, Statements of Work, and all schedules, exhibits and appendices attached hereto.

"Affiliate" means any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Horace Mann. For purposes of the foregoing, a "person" means an individual, corporation, partnership, association, joint-stock company, business trust, or unincorporated organization. For purposes of the foregoing, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract, or otherwise.

"Brand Marks" means trademarks, service marks, trade names, logos, slogans and advertising (including text, graphic or audiovisual features of icons, banners, frames, etc. to the extent distinctive to either party) and, if provided by either party, depiction of characters or celebrities.

"Confidential Information" means technical and non-technical information, data, ideas, concepts or business plans and methods, other than Trade Secrets, disclosed to either party by or on behalf of the other party during the term of this Agreement or prior thereto and shall further mean any information, including the arrangements contemplated by this
Agreement, which are used, learned, or contributed during the course of this Agreement (regardless of whether such information is in tangible or intangible form), which is not generally available to the public or which would give the one who uses it competitive advantage over the disclosing party. Confidential Information may be disclosed in writing or orally or by drawings, models, prototypes, or computer code.

"Days" means calendar days.

"Deliverables" means those items which are identified as an obligation of Contractor in the Statement of Work.

"Contractor Project Workers" means any employees or agents of Contractor that are responsible for carrying out any obligation of which is identified in the Statement of Work.

"Horace Mann Project Workers" means any employees of Horace Mann that are responsible for carrying out any obligation of which is identified in the Statement of Work.

  "Intellectual Property" means any and all now known or hereafter known tangible and intangible:

(a)  rights associated with works of authorship throughout the universe, including but not limited to copyrights, moral rights, and mask works,

(b) trademark and trade name rights and similar rights,

(c) Trade Secret rights,
(d) patents, designs, algorithms and other industrial property rights,

(e)  all other intellectual and industrial property rights (of every kind and nature throughout the universe and however designated) (including logos, and rights to remuneration), whether arising by operation of law, contract, license, or otherwise, and

(f)  all registrations, initial applications, renewals, extensions, continuations, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing).

"Services" means the services, as set forth in an executed Statement of Work, which Contractor provides or administers for Horace Mann.

"Trade Secrets" means information, including but not limited to technical or non-technical data, formulae, methods, techniques, processes, purchase data or trends, or financial data that derive economic value, actual or potential, from not being generally known to other persons who could obtain economic value from the disclosure or use thereof, and which are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

"Horace Mann Data" means all information, documentation, files, data and materials, whether in hard copy, electronic, or other format, that Horace Mann shall provide directly (or indirectly from a third party application developer, licensor or other provider) to Contractor relating to the particular application(s) hosted by Contractor in connection with this Agreement including the Statement of Work(s).

"Statement of Work" shall mean and include any written instrument that meets each of the following requirements:

a.  That includes substantially the following statement: "This is a Statement of Work pursuant to the Master Services Agreement."

b.      That is signed on behalf of both parties by their authorized representatives, and

c.      That contains the following mandatory items:

(i)   Description of the Services to be performed for Horace Mann;

(ii) A staffing plan, if applicable, for the Services to be provided by a party, including, if applicable, provisions relating to the assignment of personnel to the performance of Services;

(iii) Identify the functions, and/or facilities, and/or other resources to be provided or procured by each party in order for the Services to be performed;

(iv) Contact information regarding the parties' coordinators;

(v)  A statement of the fees and charges that will be applicable to the Services including the amount, schedule, and method of payment;

(vi) The time schedule for performance of the Services including a commencement date and a termination date;

(vii) Identification of any co-contractors, subcontractors, third parties, vendors, or other service providers whom Contractor is authorized to engage in connection with the Services, unless such a list has been provided to Horace Mann as a master sub-contractor listing;

(viii)Describe any discounts, other than pre-payment or early payment discounts, that Contractor may receive from co-contractors, subcontractors, third parties, vendors, or other services providers in providing the Services to Horace Mann, and indicate how those savings will be passed through to Horace Mann;

(ix) A statement of the service levels (a "Service Level Agreement" or "SLA") that will be applicable to Contractor' performance in connection with ongoing Services, that: (i) provides measurable performance standards that Contractor commits to achieve, (ii) describes the means for measuring and reporting such service levels or performance standards, and, (iii) provides response requirements or remedies in the event of shortfalls in performance or service.

d.  In addition to any required terms, a Statement of Work may optionally contain:

(i)   The agreed upon content and terms pertaining to the delivery of any announcements of the Program.

(ii) Detailed functional and technical specifications and standards for all Services, including performance standards (if such specifications are not provided or are incomplete, they may be added at a later time to document requirements);

(iii) Qualifications to be possessed by personnel actually providing Services on behalf of Contractor and training or documentation that Contractor will provide;

(iv) The identity of a Coordinator for each party, who will serve as a point of contact for the other party in connection with the Services covered by the Statement of Work;

(v)  Provisions for regular status reports or performance reviews;

(x)  Such other terms and conditions as may be mutually agreeable between the parties; and

(xi) A staffing plan for other Services or resources to be provided by a party, including, if applicable, provisions relating to the assignment of personnel to the performance of Services.

"Work Product" means products that are produced in accordance with the Statement of Work.

2. ENGAGEMENT. The Company hereby requests Contractor to perform certain non-exclusive services pursuant to the terms and conditions set forth herein as may be requested from time to time by the Company. The specific details of each assignment or task will be separately set forth in a Statement of Work separately executed by the Company and Contractor to be made a part of this Agreement. Nothing herein shall require the Company to utilize or implement Contractor's services in any specific situation.

3. SERVICES TO BE PROVIDED. As requested, Contractor shall provide Company with the services described in the Statement(s) of Work ("Services").

4.  COMPENSATION.

A.  Fees.    The Company agrees to pay Contractor the compensation for the Services described in the Statement(s) of Work, subject to the provisions of this Agreement (the "Fees").

B.  Description of Payments in Statement of Work. Any description of fees to be paid for Services in a Statement of Work shall include:

(a) a description of the arrangements with respect to the amount, and schedule;

(b) required rate schedules;

(c) identification of any reimbursable categories of expenses, if any, and approval procedures, and any applicable appropriate limitations for such expenses; and

(d) identification of any present known taxes, assessments, duties, permits, tariffs, fees or other charges which Contractor expects to collect in addition to Fees.

C.Taxes. Unless an applicable Statement of Work otherwise provides, all sales, use and excise taxes, assessments, duties or levies of any kind or nature relating to or arising from Services rendered pursuant to this Agreement shall be included in the Fee, and shall the sole liability and responsibility of Contractor.

D.Expenses. Only if expressly provided, and only to the amount authorized, in an applicable Statement of Work, Horace Mann shall reimburse Contractor for travel and similar expenses at reasonable and actual costs, provided that, if long distance travel for particular Services is anticipated to occur regularly during the performance thereof, Contractor shall provide a concrete plan for managing associated costs. Actual expenses shall be in accordance with Horace Mann's Travel and Expense Policy (at actual cost to Contractor) and approved in writing and in advance by Horace Mann. Air travel shall be by coach and economy class only. Contractor shall provide Horace Mann a copy of Contractor' employee travel and expense reimbursement policy at Horace Mann's request. Contractor shall provide Horace Mann with supporting documentation (such as receipts for travel, hotels and rental cars) with regard to such reimbursable items. Contractor agrees to use the same diligence in controlling reimbursable expenses as it uses in its own business for expenses incurred by Contractor. Expenses incurred by Contractor for negotiation or preparation of invoices, proposals and Statement of Works, or administration and clerical support, are the responsibility of Contractor and will not be chargeable to Horace Mann.

5.               RELATIONSHIP. CONTRACTOR SHALL PERFORM ITS DUTIES HEREUNDER AS AN INDEPENDENT CONTRACTOR AND NOT AS AN EMPLOYEE. NEITEIER CONTRACTOR NOR ANY AGENT OR EMPLOYEE OF CONTRACTOR SHALL BE OR SHALL BE DEEMED TO BE AN AGENT OR EMPLOYEE OF COMPANY. CONTRACTOR SHALL PAY WHEN DUE ALL REQUIRED EMPLOYMENT TAXES AND INCOME TAX WITHHOLDING, INCLUDING ALL FEDERAL AND STATE INCOME TAX ON ANY MONIES PAID PURSUANT TO THIS AGREEMENT. CONTRACTOR ACKNOWLEDGES THAT CONTRACTOR AND ITS EMPLOYEES ARE NOT ENTITLED TO TAX WITHHOLDING, WORKER'S COMPENSATION, UNEMPLOYMENT COMPENSATION, OR ANY EMPLOYEE BENEFITS, STATUTORY OR OTHERWISE. CONTRACTOR SHALL HAVE NO AUTHORIZATION, EXPRESS OR IMPLIED, TO BIND COMPANY TO ANY AGREEMENTS, LIABILITY, OR UNDERSTANDING EXCEPT AS EXPRESSLY SET FORTH HEREIN. CONTRACTOR SHALL BE SOLELY RESPONSIBLE FOR THE ACTS OF CONTRACTOR, ITS EMPLOYEES, AND AGENTS.

6.                INSURANCE.   At all times during its performance under this Agreement, Contractor shall obtain and keep in force comprehensive general and professional liability and general liability insurance, including coverage for death, bodily or personal injury, property damage, and automobile coverages, with limits of not less than $1,000,000 each claim and $1,000,000 each occurrence, with the exception of $1,000,000 each occurrence for automobile coverage. All certificates evidencing such insurance, shall be provided Horace Mann without request, shall name Horace Mann Service Corporation as additional insured, and shall provide for notification to Horace Mann within at least thirty days prior to expiration or cancellation of such insurance. Contractor represents that it has worker's compensation insurance to the extent required by law and agrees to furnish proof of such insurance to Horace Mann without request.

7.           CONFIDENTIALITY.

A. In order for Contractor to perform the Services, Company will disclose to Contractor certain proprietary and confidential information ("Information"), including but not limited to information relating to the customers of Company or its affiliates. Contractor will (1) keep all Information strictly confidential and not disclose any Information to any other party; (2) use such Information only in connection and as necessary for Contractor's performance of the Services; and (3) implement appropriate administrative, technical, and physical safeguards to ensure the security and confidentiality of the Information. Contractor shall assist and cooperate in Company's efforts to ensure and confirm Contractor's compliance with the terms of this section, including, without limitation: (i) permitting employees or representatives of Company to inspect on Contractor's premises Contractor's business records, procedures, rules and practices pertinent to the aforementioned safeguards; and (ii) making available to such employees or representatives of Company the employees or representatives of Contractor who have authority to maintain or are knowledgeable of such safeguards. Contractor shall promptly notify Company in writing of each instance where Contractor has a reasonable basis to believe that there has been: (i) unauthorized access to or use of Information that could result in substantial harm or inconvenience to a customer of the Company, or (ii) unauthorized disclosure, misuse, alteration, destruction or other compromise of any Information. Within 30 days of the termination or expiration of this Agreement, Contractor shall destroy and shall cause each of its agents to destroy all records, electronic or otherwise, in its or its agents' possession that contain any Information and shall deliver to Company a written certification of such destruction. Contractor shall indemnify and defend and hold Company and its officers, employees, agents and contractors harmless from any and all claims, demands, suits, actions, liabilities and expenses (including reasonable attorneys' and investigative fees) arising out of an act or omission or violation of this Agreement by Contractor or its agents and contractors that results in: (i) an authorized person having access to or use of Information; or (ii) the misuse, alteration, destruction or material alteration of Information. Contractor shall reimburse Company for Company's damages arising out of an act or omission or violation of this Agreement by Contractor or its agents and contractors that results in: (i) an unauthorized person having access to or use of Information, or (ii) the misuse, alteration, destruction or material alteration of Information. Such damages shall include, but not be limited to: (1) costs to reconstruct lost or altered Information; (2) costs to notify affected individuals of the breach or possible breach of security of Information relating to them; and (3) costs to Company of any relief required to be provided to such individuals by any regulatory body.

B.  Contractor agrees that any information it receives during the course of its performance, which concerns the personal, financial, or other affairs of the Company, its officers, employees, agents or customers shall be kept confidential and in conformance with all state and federal laws relating to data privacy, including, without limitation, the Illinois Government Data Practices Act.

8.         OWNERSHIP.   Upon payment in full as defined below, all Deliverables shall be owned by Horace Mann and shall be considered work made for hire by Contractor for Horace Mann. Horace Mann shall own all United States and international intellectual property in the Deliverables as well as any and all derivatives thereof. Contractor shall assign, and upon creation of each Deliverable automatically assigns, to Horace Mann, its successors and assigns, ownership of all United States and international copyrights in each and every Deliverable, insofar as any such Deliverable, by operation of law, may not be considered work made for hire by Contractor for Horace Mann. From time to time upon Horace Mann's request Contractor shall confirm such assignment by execution and delivery of such assignments, confirmations of assignment, or other written instruments as Horace Mann may request. Horace Mann, its successors and assigns, shall have the right to obtain and hold in its or their own name(s) all copyright registrations and other evidence of rights that may be available for Deliverables. In addition, Contractor hereby grants to Horace Mann, its successors and assigns, a perpetual, irrevocable, royalty-free, worldwide, nonexclusive right and license under any patents or licenses owned by Contractor, or with respect to which Contractor has a right to grant such rights and licenses, to use the Deliverables and Work Product and exercise its full rights in the Deliverables, free of any further obligations of the Company to make any additional payment to Contractor.

9. INDEMNIFICATION. In lieu of anything else contained in this Agreement to the contrary, Contractor agrees that it shall indemnify, defend and hold harmless Company and its respective officials, directors, employees and agents (collectively, the "Indemnitees"), from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities (including without limitation reasonable attorney's fees), suffered directly or indirectly by any of the Indemnitees by reason of, or arising out of, (i) any breach of any covenant, representation or warranty made by Contractor in this Agreement, (ii) any failure by Contractor to perform or fulfill any of its obligations, covenants or agreements set forth in this Agreement, (iii) the negligence or intentional misconduct of Contractor, any subcontractor of Contractor, or any of their respective employees or agents, (iv) any failure of Contractor, its subcontractors, or their respective employees to comply with any Applicable Law, (v) any litigation, proceeding or claim by any third party relating in any way to the obligations of Contractor under this Agreement or Contractor's performance under this Agreement, (vi) any claim alleging that the Services or Products or any part thereof infringe any third party's U.S. patent, copyright, trademark, trade secret or other intellectual property interest. Such obligation to indemnify shall not apply where the damage, claim, loss, expense, cost, obligation or liability is due to the gross negligence or willful misconduct of, Company or its officials, directors, employees, agents or contractors. The provisions of this Article shall survive the expiration or termination of this Agreement or Statement of Work.

10. ASSIGNMENT. This Agreement may not be transferred, assigned or delegated by any of the parties hereto without the prior written consent of the other party hereto.

11. TERM AND TERMINATION. This Agreement shall commence on the Effective Date and is for an initial term of eighteen (18) months, and this Agreement and each Statement of Work may be terminated by the Company without further obligation, other than for payment of Fees for Services actually rendered through the date of termination, upon fifteen (15) day's written notice to the Contractor (the "Term"). Sections 7, 8, 9, 13, 14, 16, 18 and 20 shall survive the expiration or termination of this Agreement under all circumstances. Upon the expiration or termination of this Agreement, (a) each party shall return the other's Confidential Information in its possession or control, (b) all amounts not disputed in good faith that are owed by each party to the other party under this Agreement which accrued before such termination or expiration will be immediately due and payable and (c) Contractor shall deliver to Company all (i) Deliverables completed and accepted up to the date of termination, and (ii) Work Product, and Company shall have all right, title and interest thereto.

In the event of termination, Contractor will assist the Company in the orderly termination of the Services and/or any applicable Statement of Work, and the transfer of all Deliverables, items and Work Product, tangible and intangible, as may be necessary for the orderly, non-disrupted business continuation of Company; and Contractor shall promptly deliver to the Company, upon the expiration or termination of all or part of the Services, and upon the payment of the Fees owed to Contractor by Company as of the date of expiration or termination of all or part of the Services, complete and correct copies of all Work Product (including any related source code) in the form and on the media in use as of the date of such expiration or termination. Upon termination by the Company, the Company shall have no liability for any payments accruing for Services performed after the termination date.

12. NOTICES. Any notices hereunder shall be sent to the Company and to Contractor at their respective addresses set forth above. Any notice shall be given by certified mail, return receipt requested, postage prepaid, overnight courier or personal delivery. Notices shall be deemed to have been given when deposited in the United States mail or delivered to a nationally-recognized courier service. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address in the manner herein provided.

13. GENERAL. This Agreement has been made in the State of Illinois and shall be construed and governed in accordance with the laws thereof without giving effect to principles governing conflicts of law.   All suits, actions, claims and causes of action relating to the construction, validity, performance and enforcement of this Agreement shall be exclusively in the federal or state court in Sangamon County, Illinois, and the parties hereby consent to such exclusive jurisdiction and irrevocably waive and shall not assert any defenses based on lack of in personam jurisdiction, improper venue or inconvenient forum.

This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties relating to the subject matter hereof. This Agreement shall be binding upon the parties hereto, the indemnified parties referred to in Section 9, and their respective heirs, administrators, successors and permitted assigns. The failure or neglect of the parties hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or their waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect. The terms and conditions in this Agreement shall prevail over any conflicts in terms and conditions contained in the Statement(s) of Work.

14. PROHIBITION ON PUBLICITY. Contractor agrees not to use the name, logo, or any other marks owned by or associated with Horace Mann or the name of any representative of Horace Mann in any sales promotion work or advertising, or any form of publicity,   without   the   advance   written   permission   of the   Vice   President   of Communications of Horace Mann in each instance.

15. WARRANTIES AND DISCLAIMERS.

15.1 Professional Performance. Contractor represents and warrants that the Services rendered to Horace Mann in accordance with the terms of this Agreement and any Statement of Works will be performed in a professional, competent and workmanlike manner.

15.2 Compliance with Laws. Contractor represents and warrants that all Services being provided by Contractor will comply with all applicable federal, state and local laws and regulations relating to carrying out the Services including all United States federal and state consumer privacy laws, and that it will have obtained such permits, licenses and other forms of documentation and authorization required to comply with such laws and regulations.

15.3 Qualifications of Personnel. Contractor represents and warrants that its personnel engaged in the performance of Services hereunder shall be qualified and properly trained and shall possess the level of skill commensurate with the requirements of the Services to be performed and at least equivalent to the level of skill customarily possessed by persons in the industry engaged in the performance of similar services.

15.4 Protection of Data against Loss. Contractor warrants that it will establish and maintain adequate precautions using current technology against the destruction, loss or erroneous alteration of data proprietary to Horace Mann in the possession of Contractor.

15.5 Contractor represents and warrants that all of the Services, Deliverables and Work Product provided under this Agreement shall conform to all of the specifications, creative, samples, or other descriptions furnished to Contractor by Horace Mann, including without limitation those as contained in the applicable Statement of Work.

15.6 Contractor warrants that any and all express and implied warranties attached to Work Product, Deliverable(s) or Services shall pass through to Horace Mann.

15.7 Each party warrants to the other that any goods, services or information provided to the other party for its use pursuant to this Agreement do not infringe any third party patents, copyrights, trade secrets, trademarks or other Intellectual Property rights under applicable United States Intellectual Property law.

15.8  Other Obligations. The representations and warranties contained in this Section 15 shall not be construed as modifying any other express obligation of a party pursuant to any other provision of this Agreement.

16.AUDIT OF BOOKS AND RECORDS. Company shall have the right to inspect and copy such books, records, and documents (in whatever medium they exist) as well as all accounting procedures and practices of Contractor, its agents, and subcontractors to verify Contractor's performance and all expenses submitted pursuant to the terms of this Agreement. Contractor shall make such items available for inspection during normal business hours at Contractor's place of business. All such items shall be retained by Contractor during the term of this Agreement and for a period of three (3) years after the delivery of the Services. Any items relating to a claim arising out of the performance of this Agreement shall be retained by Contractor, its agents and subcontractors, if any, until the claim has been resolved.

17.  FORCE MAJEURE EVENTS.   A party shall be excused from performance hereunder to the extent that such performance is prevented, delayed or obstructed by an event beyond its reasonable control (an "Event of Force Majeure"), including, without limitation, acts of God, fire, explosion, accident, floods, embargoes, epidemics, war. nuclear disaster, riot, terrorism, change in applicable law, or acts of a competent authority, disruption of telecommunications, power or other essential services, or interruption or termination of service by the Internet access provider being used by such party for reasons outside of its control including the actions of 'hackers' and infections by viruses. During the period that a party's performance is affected by an Event of Force Majeure, such party shall use commercially reasonable efforts to meet its obligations as set forth in this Agreement.

18. CONTINUITY OF SERVICES.    Contractor acknowledges that the timely and complete performance of its obligations pursuant to this Agreement is important to the business, operations and prospects of Horace Mann.   Accordingly, in the event of a dispute between Horace Mann and Contractor, Contractor shall continue to so perform its obligations under this Agreement and Horace Mann shall continue to make undisputed payments during the resolution of such dispute unless and until this Agreement has expired or is terminated in accordance with its provisions.

19. MOST FAVORED CUSTOMER. If Contractor has negotiated terms or conditions for the sale of its services to another customer of Contractor which Company deems more favorable than those contained herein, Company may request and shall be afforded the opportunity to purchase those services on the same terms and conditions as Contractor has negotiated to provide a third party under reasonably similar circumstances.

20. NON-SOLICITATION OF EMPLOYEES. Neither party shall, during the Term of this Agreement and for a period of one (1) year thereafter, directly and knowingly solicit, employ, offer to employ, or engage as a consultant, any employee of the other party with whom such party had contact pursuant to this Agreement.

21.   NETWORK INTERFACE RESPONSIBILITIES.

A.            Contractor shall implement, maintain and use appropriate administrative, technical and physical security measures to assure adequate network and data security, including but not limited to intrusion detection and network monitoring, to protect against intrusion by unauthorized users, including installation and periodic updates of protective virus screening software and operating system/application security patches and firewalls, to preserve the confidentiality, integrity and availability of all data, records and applications of all electronically maintained or transmitted data on Company's servers and network ("Covered Data"). Contractor shall insure that these measures shall be extended by contract to all subcontractors used by Contractor. Contractor agrees that it will protect the Covered Data according to commercially acceptable standards and no less rigorously than it protects its own covered data and confidential information, but in no case less than in accordance with the terms of this Agreement.

B.            Contractor agrees that any and all Company Covered Data will be stored, processed, and maintained solely on its designated target servers and that no Company Covered Data at any time will be processed on or transferred to any portable or laptop computing device or any portable storage medium (i) without the express written approval of the Company, and (ii) in accordance with the procedures required by the Company, and (iii) only after Company's confirmation that Contractor's   has implemented, maintains and uses appropriate administrative, technical and physical security measures to assure adequate network and data security, including but not limited to intrusion detection and network monitoring, to protect against intrusion by unauthorized users, including installation and periodic updates of protective virus screening software and operating system/application security patches and firewalls, to preserve the confidentiality, integrity and availability of all data, records and applications of all.   If confidential data is copied to Contractor storage medium, it should be protected as part of the Contractor's designated virus screening, firewall protection, backup and recovery processes, and the storage medium should be further protected by an industry standard storage encryption solution.

C.            Company shall have the authority to scan any Contractor IP addresses assigned access to Company's Covered Data to verify compliance with these provisions. Network scanning is the process of transmitting data through a network to elicit responses in order to determine the configuration state of the components of the information system. Network vulnerability scanning is the scanning of an information system to determine the presence of security vulnerabilities. Company will from time to time, conduct network scans and network vulnerability scans of devices attached to the Covered Data. If requested by Company, Contractor shall install at its sole expense a software scanning agent on its personal computers and/or servers containing Company information or connected to Company's network.   Information gathered by the Company will be used for network management, including notifying its contractors of vulnerabilities, determining incorrectly configured systems, validating firewall access requests, and gathering network census data. Except as provided above, no network scans or network vulnerability scans may be conducted on Company's Covered Data.

D.            Company reserves the right to change or modify without consent any Company information resource including, but not limited to operating systems, hardware, and/or network configuration, in order to protect Company information resources against any security vulnerabilities and unauthorized access or abuse."

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the Effective Date.